Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
Flurida Group, Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1, Amendment 4, of our audited report dated on July 5, 2008 for the consolidated balance sheets of Flurida Group, Inc. and Subsidiary Companies as of December 31, 2007, and 2006, and the related consolidated statements of loss, shareholders’ equity, and consolidated statements of cash flows for year ended December 31, 2007, the period December 19, 2006 (date of inception) through December 31, 2006, and the cumulative period December 19, 2006 (date of inception) through December 31, 2007.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

November 6, 2008